Exhibit 99.1

VANTAGE ENERGY SERVICES, INC.

ANNOUNCES DATE OF STOCKHOLDER MEETING

TO VOTE ON PROPOSED ACQUISITION

Houston, TX (May 22, 2008) — Vantage Energy Services, Inc. (“Vantage”) (AMEX: VTG.U; VTG; VTG.WT) today announced that it has scheduled a special meeting of stockholders to vote on a proposal to approve the previously announced definitive share purchase agreement (the “Acquisition”), which provides for the acquisition of Offshore Group Investment Limited.  The Acquisition is structured such that Offshore Group Investment Limited and Vantage will become wholly owned by Vantage Drilling Company. Vantage Drilling Company was recently incorporated in the Cayman Islands in order to facilitate the Acquisition and the transactions contemplated thereby.

The special meeting will be held on Tuesday, June 10, 2008 at 12:00 p.m. central time, at 1000 Main Street, 36th Floor, Houston, Texas 77002.  Stockholders of record as of the close of business on May 13, 2008 will be entitled to vote at the special meeting.  Vantage will commence the mailing of its definitive proxy statement on or about May 27, 2008.

Vantage Energy Services, Inc.

Vantage Energy Services, Inc. is organized under the laws of the State of Delaware as of September 8, 2006. We were formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination, one or more businesses in the oilfield services industry.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Vantage, Offshore Group Investment Limited and their combined business after completion of the proposed Acquisition. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Vantage’s and Offshore Group Investment Limited’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Vantage’s stockholders to approve the share purchase agreement and the transactions contemplated thereby; the successful completion of debt financing; the number and percentage of Vantage’s stockholders voting against the Acquisition; changing interpretations of generally accepted accounting principles; relocation of Vantage’s home jurisdiction; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the business in which Offshore Group Investment Limited is engaged; demand for the products and services that Offshore Group Investment Limited provides; construction delays and cost overruns; cyclical business and lack of diversification; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Vantage’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Vantage nor Offshore Group Investment Limited assumes any obligation to update the information contained in this press release.

Public & Investor Relations Contact

Paul A. Bragg, Chairman & Chief Executive Officer

Vantage Energy Services, Inc.

777 Post Oak Blvd., Suite 610

Houston, Texas 77056

Tel: (281) 404-4700